Exhibit 10.14

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of May 25, 2011 (the “Effective Date”) by and between Hi-Crush Proppants, LLC, a Delaware limited liability company (the “Company”), and Robert E. Rasmus (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Board” shall mean the Board of Managers of the Company.

1.2 “Cause” shall mean Executive’s: (i) conviction of, or entry of a guilty plea or plea of no contest with respect to, a felony or any other crime directly or indirectly involving Executive’s lack of honesty or moral turpitude; (ii) drug or alcohol abuse for which Executive fails to undertake and maintain treatment within five calendar days after requested by the Company; (iii) acts of fraud, embezzlement, theft, dishonesty or gross misconduct; (iv) material misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (v) a breach of the Executive’s obligations under Section 2.2 hereunder, as determined by a majority of the Board, which such majority shall include at least one Class A Member (as defined in the LLC Agreement). If capable of cure, then with respect to items (iii), (iv), and (v), Executive shall have 30 days to cure the situation following receipt of written notice of the specific circumstance(s) constituting Cause. For the avoidance of doubt, Cause shall not exist hereunder unless and until the expiration of the 30-day cure period, if applicable, following receipt by the Executive of the Company’s written notice of a Cause event and Executive shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Cause on the day following expiration of such 30-day cure period.

1.3 “Good Reason” shall mean, without Executive’s consent, (i) the Company materially breached its obligations under this Agreement; (ii) any material diminution of the duties of the Executive; (iii) a reduction in Executive’s base salary, other than pursuant to a proportionate reduction applicable to all senior executives or employees generally and the members of the Board, to the extent such Board members receives Board fees; or (iv) the relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the Effective Date. With respect to this provision, the Company shall have 30 days to cure the situation following receipt of written notice of the specific circumstance(s) constituting Good Reason, which such notice must be provided by Executive within fifteen (15) days after the initial existence of the event giving rise to Good Reason. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30-day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such 30-day cure period.

1.4 “Closing” means the closing of the transactions provided for in the Purchase Agreement.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6 “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.4.

1.7 “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of even date hereof.

1.8 “Purchase Agreement” shall mean the Purchase and Sale Agreement, dated as of even date hereof, among ACP HIP Splitter, L.P., ACP HIP Splitter (Offshore), L.P., RER Legacy Investments LLC, JMW Legacy Investments LLC, Blessed & Favored Investments, LLC and the Company.

1.9 “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Effective Date, the Company shall employ Executive in the position of Co-President and Chief Executive Officer, reporting directly to Chairman of the Board, and such additional duties as the Board may reasonably designate from time to time. Executive agrees to perform in good faith the duties and services appertaining to such position. Executive’s employment shall also be subject to the policies maintained and established by the Company, as such policies may be amended from time to time with reasonable notice to Executive. Executive acknowledges that he owes the same fiduciary duties to the Company that an officer of a Delaware corporation owes to such corporation under the General Corporation Law of the State of Delaware.

2.3 Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of his business time and efforts of the Company and its subsidiaries. The parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments and (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or materially interfere with Executive’s performance of Executive’s duties hereunder.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless, on or before the date that is 60 days prior to the first day of any such extension period, either party gives written notice to the other that no such automatic extension shall occur, in which case the term of employment shall terminate as of the Initial Expiration Date or the anniversary of the Initial Expiration Date immediately following the giving of such notice, as applicable.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a) upon Executive’s becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 consecutive days or for a period of 180 days during any 12-month period; or

(b) Executive’s death; or

(c) for Cause; or

(d) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(a) for Good Reason; or

(b) for any reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a notice of termination.

In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the notice of termination shall not be less than 15 nor more than 60 days, respectively, from the date such notice is given, and the Company may require a Date of Termination earlier than that specified in the notice (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall (a) constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company (if applicable), and (b) be subject to the provisions of Sections 3.18 and 5.3 of the LLC Agreement.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

3.6 No Termination. Notwithstanding anything to the contrary contained in this Agreement, (a) Executive’s employment with the Company shall not be terminated by the Company (other than for Cause) prior to the earlier of the Closing and January 30, 2012, and (b) Executive and the Company acknowledge that money damages would not be sufficient remedy for any breach of this Section 3.6 by the Company, and Executive shall be entitled to seek to enforce the provisions of this Section 3.6 by obtaining specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 3.6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Company.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive an annualized base salary of $75,000 (the “Base Salary”). Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s policy as exists from time to time regarding payment of compensation to similarly situated employees but no less frequently than monthly.

4.2 Bonuses. Executive shall be eligible for discretionary bonuses that may be awarded by the Company from time to time, it being understood that the Board shall have sole discretion to determine whether a bonus shall be awarded, the criteria for any bonus and the amount of any bonus. The Company shall use commercially reasonable efforts to pay any bonus with respect to, or earned in, a given calendar year on or before March 31 of the following calendar year (and in no event shall a bonus be paid after April 30 of the following calendar year); provided, however, that Executive will be entitled to receive payment of a bonus only if Executive is employed by the Company on such date of payment.

4.3 Other Benefits. During Executive’s employment hereunder, Executive shall be eligible to participate in benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Company. The Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally.

4.4 Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall the Company pay any reimbursement to which Executive is entitled after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is one year after the date of Executive’s termination of employment with the Company.

4.5 Vacation. During Executive’s employment hereunder, Executive shall be entitled to up to twenty (20) days paid vacation each calendar year, to be accrued, scheduled and taken in accordance with the Company’s standard vacation policy, as may be amended from time to time. Vacation time must be used in the calendar year in which it was awarded; any vacation time that is unused in one calendar year will not roll over to the following calendar year.

ARTICLE V

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All non-public information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver all Confidential Information and Work Product, and all copies thereof, to the Company.

5.2 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use commercially reasonable efforts to cause all persons or entities to whom Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Notwithstanding anything to the contrary, Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent practicable without violating applicable law, provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may, at its expense, seek an appropriate protective order. At the request of the Company at any time, to the extent practicable without violating applicable law, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information.

5.3 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise, whether patentable or not and whether on the

Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.4 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any reasonable time and at the Company’s expense, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the reasonable request from time to time and expense of the Company or its affiliates, Executive shall assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.5 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its affiliates shall be entitled to seek to enforce the provisions of this Article V by specific performance and injunctive relief as remedies for such breach or any threatened breach as provided in Section 9.11. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VI

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

6.1 Effect of Termination of Employment on Compensation.

(a) If Executive’s employment hereunder shall terminate at the expiration of the term provided in Section 3.1, for any reason described in Section 3.2(a), 3.2(b), or 3.2(c) or pursuant to Executive’s resignation for any reason other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4, and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program.

(b) If Executive’s employment hereunder shall terminate: (1) by action of the Company pursuant to Section 3.2(d) (which, for the avoidance of doubt, does not include those reasons set forth in Sections 3.2(a), 3.2(b) or 3.2(c) or due to the Company’s non-renewal of this Agreement); or (2) due to Executive’s resignation for Good Reason pursuant to Section 3.3(a), then all compensation and benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iii) of Section 6.1(a) above; and (ii) if, on the Date of Termination, the Company does not have a right to terminate Executive’s employment for Cause under Section 3.2(c) or under Section 3.2(a) or 3.2(b), and subject to Executive’s delivery, within 21 days after the Date of Termination, and non-revocation in the time provided to do so, of an executed release in a form attached as Exhibit A (the “Release”), the Company shall pay to Executive an additional amount (but no other additional compensation or benefits after such termination) equal to twelve (12) times the monthly rate of Executive’s Base Salary as of the Date of Termination, which amount shall be paid in one lump sum payment on the date that is thirty (30) days after the Date of Termination (or the first business day thereafter if the thirtieth day is not a business day).

(c) Notwithstanding the time of payment provisions of Section 6.1(b)(ii) above, if Executive is a specified employee (as such term is defined in section 409A of the Code and as determined by the Company in accordance with any method permitted under section 409A of the Code) and the payment of the amount described in such Section would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount shall be accumulated and paid (without interest) in a lump sum within five business days after the Section 409A Payment Date. All subsequent payments, if any, shall be paid in the manner otherwise specified herein.

ARTICLE VII

NON-COMPETITION AGREEMENT

7.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means the provision and sale of the products and services provided by the Company during the course of Executive’s employment hereunder, which shall expressly include the distribution, manufacturing, mining, processing, sale and transportation of: (i) proppants used in oil and gas applications; and/or (ii) industrial sand.

“Competing Business” means any person or entity engaged in or, to Executive’s knowledge, actively pursuing, the Business other than the Company or its affiliates and to whom or which the Confidential Information acquired by Employee hereunder would reasonably be considered useful.

“Prohibited Period” means the period during which Executive is employed by Company hereunder and a period of one year thereafter.

“Restricted Area” means any geographical area in which the Company and its subsidiaries conducts or proposes to conduct the Business, and for which Executive has material responsibility, during the period that Executive is employed hereunder.

7.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VII to protect the trade secrets and other Confidential Information of the Company disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for Company and as an express incentive for the Company to enter into this Agreement.

(a) Subject to the exceptions set forth in Section 7.2(b) below, Executive covenants and agrees that during the Prohibited Period, other than on behalf of the Company or any of its affiliates, he will refrain from carrying on or engaging in the Business in the Restricted Area on his own behalf or on behalf of a Competing Business. Executive further agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, he will not, and he will cause his affiliates not to, in the Restricted Area during the Prohibited Period on behalf of a Competing Business, directly or indirectly, perform the same or substantially similar job duties that Executive performed during the twelve (12) months prior to the termination of his employment with the Company, or otherwise own, manage, operate, join, become an officer or employee of, control or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which engages in the Business other than the Company or its affiliates.

(b) Notwithstanding the restrictions contained in Section 7.2(a), Executive or any of his affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in the Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a), provided that neither Executive nor any of his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, he will not, and he will cause his affiliates not to, solicit or cause to be solicited any customer or prospective customer of the Company related to the Business that is or was a customer or prospective customer of the Company related to the Business in the Restricted Area and with which Executive had material contact or about which Executive had Confidential Information during the period in which Executive was employed hereunder.

(d) Executive further covenants and agrees that during the Prohibited Period, he will not, and he will cause his affiliates not to, engage or employ or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or its subsidiaries during the period in which Executive was employed hereunder. Notwithstanding the foregoing, Executive shall be permitted to employ any person who was an officer or employee of the Company or its subsidiaries during such period and who has ceased to be an officer or employee of the Company or its affiliates with the consent of Company; provided, however, that the foregoing shall not prohibit the Executive from engaging, employing or soliciting any person by means of general advertising that are not specifically targeted at such officers or employees of the Company.

7.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2 are reasonable and do not impose any greater restraint than is necessary to protect the Company and its legitimate business interests. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Executive, and the Company or its affiliates shall be entitled to seek to enforce the provisions of this Article VII by obtaining specific performance and injunctive relief as remedies for such breach or any threatened breach as provided in Section 9.11. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive.

7.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, which includes the entire Restricted Area, and (b) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, Executive and the Company hereby waive any provision of applicable legal requirements that would render any provision of this Article VII invalid or unenforceable.

7.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that such restrictions shall not prevent Executive from being able to obtain gainful employment. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) The Company shall and does hereby agree to indemnify and hold Executive harmless from and against any loss or damage incurred by Executive for any act or omission taken or suffered by Executive on behalf of the Company in the course of Executive’s duties hereunder if such act or omission was undertaken, or not taken, as applicable, in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (including, without limitation, any act or omission taken or suffered by Executive in reliance upon and in accordance with the reasonable opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), including costs and reasonable attorneys’ fees; provided, however, that Executive shall not be entitled to indemnification under this Section 8.1(a) for any act or omission resulting from Executive’s gross negligence or willful misconduct. The indemnification conferred by this Section 8.1(a) shall continue as to Executive even after Executive’s employment with the Company pursuant to this Agreement has terminated with respect to any acts or omissions occurring prior to such cessation and shall inure to the benefit of the Executive’s heirs, executors and administrators, as applicable.

(b) Expenses reasonably incurred by Executive in investigation, defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof, so long as such expenses have been approved by the Company, and within thirty (30) days following receipt of appropriate documentation of such undertaking by or on behalf of Executive to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that Executive is not entitled to be indemnified hereunder within 30 days of such final adjudication.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Hi-Crush Proppants LLC Three Riverway, Suite 1550 Houston, Texas 77056 Facsimile: (713) 963-0088 Attention: Mr. Robert E. Rasmus

If to the Company, addressed to:	Hi-Crush Proppants LLC Three Riverway, Suite 1550 Houston, Texas 77056 Facsimile: (713) 963-0088 Attention: Mr. James M. Whipkey

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4 Severability. If an arbitrator determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.7 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.9 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

9.10 Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and any successor or assign of the Company. This Agreement is personal to Executive and shall not be assigned by Executive. Notwithstanding the foregoing, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

9.11 Arbitration.

(a) Any dispute, controversy or claim arising out of, connected with, or relating to this Agreement, including without limitation any dispute as to the existence, validity, construction, interpretation, negotiation, performance, breach, termination or enforceability of this Agreement (a “Dispute”) shall be resolved by final and binding arbitration before a single independent and impartial arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. The AAA Optional Rules for Emergency Measures of Protection shall also apply. If the parties are unable to agree on a mutually acceptable arbitrator within 15 days of the submission of the Dispute to arbitration, the arbitrator shall be appointed by the AAA. The parties acknowledge that arbitration is intended to be a more expeditious and less expensive method of dispute resolution than court litigation. The award of the arbitrator shall be in writing and provide reasons for the award. The arbitrator must certify in the award that such award conforms to the terms and conditions set forth in this Agreement, including that such award has been rendered in accordance with the applicable governing law. The arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the fees and expenses of the arbitrator and the AAA) against any or all of the parties. The arbitrator shall also have the authority to award reasonable attorneys’ fees and expenses to the prevailing party. The place of arbitration shall be Houston, Texas unless another location is mutually agreed upon by the parties to such arbitration. The award of the arbitrator shall be binding on the parties, and the award may, but need not, be entered as judgment in a court of competent jurisdiction. This agreement to arbitrate shall not preclude the parties from engaging in parallel voluntary, non-binding settlement efforts including mediation.

(b) The arbitrator may, unless consolidation would prejudice the rights of any party, consolidate an arbitration hereunder with arbitration(s) under the Purchase Agreement and the LLC Agreement if the arbitrations raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail.

(c) The parties undertake to keep confidential all awards in their arbitration, together will all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(d) Arbitration shall be the exclusive dispute resolution mechanism hereunder; provided that nothing contained in this Section 9.11 shall limit any party’s right to bring (i) an application to enforce this agreement to arbitrate, (ii) actions seeking to enforce an arbitration award or (iii) actions seeking injunctive or other similar relief in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). The specifically enumerated judicial proceedings shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate and , each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non exclusive jurisdiction of the courts located in Harris County, Texas of the United States and the State of Texas, (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum, (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including, without limitation, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement), (iv) waives any right of immunity which it has or its assets may have at any time, and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including, without limitation, the making, enforcement or execution of any order or judgment against any of its property. IN ENTERING INTO THE ARBITRATION PROVISION OF THIS SECTION 9.11, EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL, INCLUDING ANY RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT REFERENCED HEREIN OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

9.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Notwithstanding the foregoing, this Agreement does not supersede or replace any portion of that certain Non-Competition and Non-Disclosure Agreement entered into by Executive and the Company on or about the Effective Date.

9.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

9.14 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

9.15 Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with Executive’s prior employers that will prohibit Executive from working for the Company or fulfilling Executive’s duties and obligations to the Company pursuant to this Agreement and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employers, and in the course of his employment for the Company, Executive will not use or disclose any legally protected information belonging to Executive’s former employer.

9.16 Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HI-CRUSH PROPPANTS, LLC

By:	/s/ Robert E. Rasmus
Name:
Title:

Robert E. Rasmus

/s/ Robert E. Rasmus

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of May 25, 2011, by and among Robert E. Rasmus (“Executive”) and Hi-Crush Proppants, LLC (the “Company”).

(a) For good and valuable consideration, including the Company’s provision of a severance payment to Executive in accordance with Section 6.1(b) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries and their respective past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Executive and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”). Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall the Released Claims include (A) any claim which arises after the date of this Agreement, (B) any claim to vested benefits under an employee benefit plan, or (C) any claims for contractual severance payments under Section 6.1(b) of the Employment Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.

(b) Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

(c) Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(d) By executing and delivering this Agreement, Executive acknowledges that:

(i)	He has carefully read this Agreement;

(ii)	He has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)	He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

(iv)	He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

(v)	With the exception of any sums that he may be owed pursuant to Section 6.1(b) of the Employment Agreement, he has been paid all wages and other compensation to which he is entitled under the Agreement and received all leaves (paid and unpaid) to which he was entitled during the term of his employment with the Company.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this                    day of            ,             .

Robert E. Rasmus